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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Independent Bank Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 26, 2003

Dear Fellow Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Independent Bank Corp. to be held on Thursday, April 10, 2003. The meeting will be held at Plimoth Plantation, 137 Warren Avenue on Route 3A in Plymouth, Massachusetts and will begin at 3:30 p.m. Shareholders of record as of February 10, 2003 will be entitled to vote at the Annual Meeting. I look forward to personally greeting those of you who will be able to attend.

        Enclosed with this letter are Independent Bank Corp.'s Notice of Annual Stockholder Meeting, Independent Bank Corp.'s Proxy Statement, and a white Independent Bank Corp. Proxy Card. Please read these materials carefully for a more complete description of the matters to be considered at the Annual Meeting. Then, please take a minute to do your part to reelect the four existing Class I Directors by voting "FOR ALL NOMINEES," and signing, dating, and returning your white proxy card in the enclosed postage-prepaid envelope.

        In corporations, as in all things, there eventually comes a time for those in charge to step aside and give way to new and fresh ideas. This is the last Annual Meeting at which I will serve as Chairman because I have chosen, for personal reasons, this time to retire. I do so comfortable with the knowledge that the Company will continue to be very well served by its senior management team, headed by our new Chief Executive Officer, Christopher Oddleifson, and continue to be well guided by its Board of Directors.

        Two of our long-time directors, Lawrence M. Levinson and Robert L. Cushing, have recently resigned from the Board. On behalf of the Company, I wish them well in their retirement and thank them for their many years of dedicated service. I can also report that William J. Spence, who initially challenged the Company's mandatory retirement age policy for Directors (at age 72) to which he became subject, has also recently resigned, effective at this Annual Meeting. The Board is pleased that matters with Director Spence have been resolved.

        It is important that your shares are represented at the Annual Meeting, regardless of the number you own. I therefore urge you to sign and return your white proxy card as soon as possible. If you have any questions, please contact our Clerk, Linda M. Campion, at (781) 982-6243.

Best regards,

Douglas H. Philipsen Chairman Independent Bank Corp.

288 Union Street, Rockland, Massachusetts 02370

NOTICE OF ANNUAL STOCKHOLDERS MEETING
To Be Held on April 10, 2003

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Independent Bank Corp. will be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A in Plymouth, Massachusetts on Thursday, April 10, 2003 at 3:30 p.m., local time, for the following purposes, which are described in the accompanying Proxy Statement:

  (1)
  To reelect Richard S. Anderson, Kevin J. Jones, Richard H. Sgarzi, and Thomas J. Teuten to serve as Class I Directors. The Nominating Committee of the Independent Bank Corp. Board of Directors recommends that you vote to reelect Richard S. Anderson, Kevin J. Jones, Richard H. Sgarzi, and Thomas J. Teuten to serve as Class I Directors by voting "FOR ALL NOMINEES" on the accompanying Proxy Card.

  (2)
  To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

        Stockholders of record at the close of business on February 10, 2003 are entitled to receive notice of and to vote at the Annual Meeting and at any adjournment(s) thereof.

                      By Order of the Independent Bank Corp.
                      Board of Directors

                      Linda M. Campion
                       Clerk

Rockland, Massachusetts
February 26, 2003

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. YOU MAY REVOKE YOUR PROXY, IN WRITING, AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

INDEPENDENT BANK CORP. PROXY STATEMENT
TABLE OF CONTENTS

			PAGE(S)
I.	Date, Time, And Place Of Annual Stockholders Meeting		1
II.	Date Of Proxy Statement		1
III.	Purposes Of Annual Meeting		1
IV.	Voting Of Proxies, Revocability Of Proxies, And Voting Procedures Generally		1
V.	Matters To Be Voted Upon At Annual Meeting		2
	A.	Election Of Directors (Notice Item 1)	2
	B.	Other Matters (Notice Item 2)	3
VI.	Board Of Directors		3
	A.	Current Members	3
	B.	Former Directors	4
	C.	Meetings And Compensation For The Board And Its Committees	4
	D.	Report Of The Company's Audit Committee	6
	E.	Compensation Committee And Stock Option Plan Committee Interlocks And Insider Participation	8
	F.	Related Party Transactions	8
VII.	Executive Officers Of The Company And Of Rockland Trust Company		9
	A.	Current Executive Officers	9
	B.	Report Of The Company's Stock Option Plan Committee And Of Rockland Trust Company's Compensation Committee On Executive Compensation During 2002	10
	C.	Employment Agreements	12
	D.	Summary Compensation Table And Stock Option Grants	15
VIII.	Ownership Of Common Stock And Related Matters		19
	A.	Common Stock Beneficially Owned By Any Entity With 5% Or More Of Common Stock And Owned By Directors And Executive Officers	19
	B.	Compliance With Section 16(a) Of The Securities Exchange Act Of 1934	21
	C.	Comparative Stock Performance Graph	22
IX.	Submission Of Stockholder Proposals For The 2004 Annual Meeting		22
X.	Expenses Of Solicitation		23
XI.	Notice Of By-Laws Amendments Approved By Board		23
XII.	Annual Report And Form 10-K		24

INDEPENDENT BANK CORP. PROXY STATEMENT

I.    Date, Time, And Place Of Annual Stockholders Meeting

        The Board of Directors (the "Board") of Independent Bank Corp. (the "Company") is making this proxy solicitation and furnishes this Proxy Statement to the holders of the Company's common stock, $.01 par value per share ("Common Stock"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A, Plymouth, Massachusetts on Thursday, April 10, 2003 at 3:30 p.m., local time, and also for use at any adjournments of the Annual Meeting.

II.    Date Of Proxy Statement

        The Board anticipates that this Proxy Statement will be mailed to stockholders on or about February 25, 2003.

III.    Purposes Of Annual Meeting

        The Annual Meeting will be held for the following purposes:

  (1)
  To elect four Class I Directors; and

  (2)
  To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

IV.    Voting Of Proxies, Revocability Of Proxies, And Voting Procedures Generally

        Each proxy solicited hereby, if properly signed and returned to the Company and not revoked, in writing, prior to its use, will be voted in accordance with the instructions contained therein. The Board recommends that you vote as follows:

  (1)
  "FOR ALL NOMINEES" with respect to the reelection of Richard S. Anderson, Kevin J. Jones, Richard H. Sgarzi, and Thomas J. Teuten as Class I Directors; and

  (2)
  upon such other matters as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.

        Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing a written notice of revocation with the Clerk at least one business day prior to the Annual Meeting, (ii) submitting a duly executed proxy bearing a later date which is received by the Clerk at least one business day prior to the Annual Meeting, or (iii) appearing at the Annual Meeting and giving the Clerk written notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

        Only stockholders of record at the close of business on February 10, 2003 ("Voting Record Date") will be entitled to vote at the Annual Meeting and any adjournments thereof. On the Voting Record Date, there were 14,518,968 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The By-Laws of the Company require that the holders of a majority of all shares of Common Stock then outstanding and entitled to vote be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

        A plurality of votes cast by stockholders present, in person or by proxy, at the Annual Meeting is required for the election of directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Abstentions are counted as a negative vote in the tabulations of the votes on proposals presented to stockholders, whereas broker non-votes are disregarded for purposes of determining whether a proposal has been approved.

V.    Matters To Be Voted Upon At Annual Meeting

  A.    Election Of Class I Directors (Notice Item 1)

        The Articles provide that the Board shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years. Currently, there are 15 members, who are divided into three classes of Directors. Directors Robert L. Cushing and William J. Spence are resigning effective as of the Annual Meeting. Consequently, the number of directors serving on the Board subsequent to this Annual Meeting will be 13.

        Directors continue to serve until their three-year terms expire and until their successors are elected and qualified, unless they earlier retire in accordance with the Company's mandatory retirement age for Directors (at age 72), die, resign, or are removed from office. One class of directors is to be elected annually. The Nominating Committee of the Board has nominated the following four Class I Directors (the "Board Nominees") for reelection at the Annual Meeting:

  •
  Richard S. Anderson.  Age 60. Mr. Anderson resides in Lakeville, Massachusetts and is an owner and principal executive of Anderson-Cushing Insurance Agency, Inc., an insurance broker in Middleborough, Massachusetts. Mr. Anderson became a Director of the Company and of Rockland Trust Company, the Company's wholly-owned banking subsidiary ("Rockland Trust"), in 1992.

  •
  Kevin J. Jones.  Age 51. Mr. Jones resides in Raynham, Massachusetts and is Treasurer of Plumbers' Supply Company, a wholesale plumbing supply company, in Fall River, Massachusetts. Mr. Jones became a Director of Rockland Trust in 1997 and a Director of the Company in 2000.

  •
  Richard H. Sgarzi.  Age 60. Mr. Sgarzi resides in Mashpee, Massachusetts and is the President and Treasurer of Black Cat Cranberry Corp., a cranberry grower in Plymouth, Massachusetts. Mr. Sgarzi has served as a Director of Rockland Trust since 1980 and as a Director of the Company since 1994.

  •
  Thomas J. Teuten.  Age 62. Mr. Teuten resides in Kingston, Massachusetts and is President of A.W. Perry, Inc. and A.W. Perry Security Corporation, real estate investment companies in Boston, Massachusetts. Mr. Teuten has served as a Director of Rockland Trust since 1975 and as a Director of the Company since 1986.

        The Board Nominees have served the Company and Rockland Trust for many years and have each contributed to the Company's success. Management, under the direction of the Board of Directors, is executing a solid operating plan that delivers value to the shareholders.

        The Nominating Committee of the Board therefore recommends reelection of all four of the Board Nominees.

        Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the reelection of the Board Nominees as Class I Directors. The Company has no reason to believe that any of the Board Nominees will be unable to serve. If, however, any of the Board Nominees should not be available for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

The Nominating Committee Of The Board Therefore Recommends That You Vote
FOR ALL NOMINEES On White Proxy Card And Reelect The Board Nominees.

  B.    Other Matters (Notice Item 2)

        The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the Annual Meeting. The Board knows of no other matter to be presented at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this Proxy Statement come before the Annual Meeting, unless the proxy states to the contrary.

VI.    Board Of Directors

  A.    Current Members

        In addition to the Board Nominees set forth above, as of the date of the Annual Meeting, the Board of the Company will be comprised of the individuals listed below. As the membership of the Board of the Company and the Board of Directors of Rockland Trust, the Company's wholly-owned banking subsidiary, is overlapping, the current membership of the Rockland Trust Board of Directors is also described below.

Class II Directors (Term Expires in 2004) (Directors Continuing In Office)

        W. Paul Clark.    Age 67. Mr. Clark is the President and General Manager of Paul Clark, Inc., a Ford and Volkswagen dealership in Brockton, Massachusetts. Mr. Clark has served as a Director of Rockland Trust since 1970 and as a Director of the Company since 1986.

        Benjamin A. Gilmore, II.    Age 55. Mr. Gilmore is President of Gilmore Cranberry Co., Inc., a cranberry grower in South Carver, Massachusetts, and is Chairman of the Board of Directors of Ocean Spray Cranberries, Inc., a cranberry products company in Lakeville, Massachusetts. Mr. Gilmore became a Director of the Company and of Rockland Trust in 1992.

        Christopher Oddleifson.    Age 44. On January 9, 2003 Mr. Oddleifson was appointed President of the Company and of Rockland Trust, effective immediately, and named Chief Executive Officer of the Company and of Rockland Trust effective February 24, 2003. From 1998 to 2002 Mr. Oddleifson was President of First Union Home Equity Bank, a division of First Union Corporation (now Wachovia Corporation) in Charlotte, North Carolina. Prior to First Union Home Equity Bank, Mr. Oddleifson was a member of the Management Committee of Signet Bank in Richmond, Virginia, responsible for consumer banking.

        John H. Spurr, Jr.    Age 56. Mr. Spurr is Executive Vice President and Treasurer of A. W. Perry, Inc., a real estate investment company in Boston, Massachusetts. Mr. Spurr became a Director of Rockland Trust in 1985 and a Director of the Company in 2000.

Class III Directors (Term Expires in 2005) (Directors Continuing In Office)

        Alfred L. Donovan.    Age 68. Mr. Donovan is an independent consultant specializing in marketing and business strategy, based in Boston, Massachusetts. Mr. Donovan became a Director of Rockland Trust in 1967 and a Director of the Company in 2000.

        E. Winthrop Hall.    Age 67. Mr. Hall is President and Chairman of the Board of Directors of F. L. & J. C. Codman Co., a real estate company in Rockland, Massachusetts. Mr. Hall became a Director of Rockland Trust in 1980 and a Director of the Company in 2000

        Douglas H. Philipsen.    Age 64. Mr. Philipsen was appointed Chairman of the Board of the Company and of Rockland Trust in July 1998. Mr. Philipsen joined Rockland Trust in December 1991 as President, Chief Executive Officer, and a Director. At that time he also became President and a Director of the Company. On January 9, 2003, Mr. Philipsen relinquished his titles as President of the Company and Rockland Trust to Mr. Oddleifson. On February 24, 2003, Mr. Philipsen relinquished his titles as Chief Executive Officer of the Company and of Rockland Trust to Mr. Oddleifson. From October 1987 through November 1990, Mr. Philipsen served as President and Chief Executive Officer of Bank of New England-Worcester, Worcester, Massachusetts, and its predecessor financial institutions, Guaranty Bank & Trust and Consumers Savings Bank.

        Robert D. Sullivan.    Age 60. Mr. Sullivan is President of Sullivan Tire Co, Inc., a retail and commercial tire and automotive repair service with locations throughout Massachusetts, Maine, New Hampshire, and Rhode Island. Mr. Sullivan has been a Director of Rockland Trust since 1979 and became a Director of the Company in 2000.

        Brian S. Tedeschi.    Age 52. Mr. Tedeschi is Chairman of the Board of Directors of Tedeschi Realty Corp., a real estate development company in Rockland, Massachusetts. Mr. Tedeschi has served as a Director of Rockland Trust since 1980 and of the Company since 1991.

        All Directors attended at least 75% of the meetings of the Company's Board and its committees during 2002 of which they were members.

  B.    Former Directors

        The Company would also like to recognize the following three Directors who have either recently resigned (in the case of Mr. Levinson) or who are resigning as of the Annual Meeting (in the case of Messrs. Cushing and Spence):

          Robert L. Cushing.    Age 83. Mr. Cushing is President of the Hannah B. G. Shaw Home for the Aged, Inc., a non-profit retirement living facility in Middleborough, Massachusetts. Mr. Cushing became a Director of the Company in 1986 and an Honorary Director of Rockland Trust in 1992. Mr. Cushing has resigned as a member of the Company effective as of the Annual Meeting.

          Lawrence M. Levinson.    Age 84. Mr. Levinson is a partner in the Boston, Massachusetts law firm of Burns & Levinson LLP and has been a practicing attorney in Boston since 1948. Mr. Levinson was a Director of Rockland Trust from 1960 until 1990, at which time he became an Honorary Director of Rockland Trust. Mr. Levinson served as a Director of the Company from 1986 until he resigned on January 31, 2003.

          William J. Spence.    Age 72. Mr. Spence is President of Massachusetts Bay Lines, Inc., a company which conducts excursion boat rentals in Boston, Massachusetts, and President of New Boston Concessions, Inc., a food and beverage concessionaire, located in Boston, Massachusetts. Mr. Spence became a Director of the Company in 1986 and an Honorary Director of Rockland Trust in 2002. Mr. Spence has also resigned as a Director of the Company effective as of the Annual Meeting.

  C.    Meetings And Compensation For The Board And Its Committees

        During 2002, the Board of the Company had 12 meetings, and the Rockland Trust Board of Directors had 12 meetings. The Board of the Company has standing Executive, Audit, and Stock Option Plan Committees. The Rockland Trust Board of Directors has standing Executive, Audit, Compensation, and Trust Committees.

        The Executive Committees of the Company and Rockland Trust are composed of the same permanent and rotating members, with the permanent members of the Executive Committee elected each May. The current permanent members of the Executive Committee of the Company and Rockland Trust are Messrs. Clark (who acts as Chairman of the Executive Committee), Philipsen, Sgarzi, and Teuten. All other members of the Board serve on the Executive Committees of the Company and Rockland Trust in a rotating capacity for three months at least once per year.

        No fees were paid to any Director who was an employee of the Company or Rockland Trust for attendance at meetings of the Board in 2002. All non-employee Directors received a $800 fee per meeting for attendance at meetings of the Rockland Trust Board of Directors. Each non-employee director who was a member of the Company's Audit Committee or Rockland Trust's Executive or Audit Committee received a $800 fee per meeting attended. Mr. Clark, the Chairman of the Executive Committees for both the Company and Rockland Trust, received a $1,000 fee per Executive Committee meeting attended. Mr. Spurr, the Chairman of the Company's Audit Committee, and Mr. Sullivan, the Chairman of Rockland Trust's Audit Committee, received a $1,000 fee per meeting attended.

        Those Directors who served as permanent members of the Executive Committees of the Company and Rockland Trust received an annual retainer of $6,500, except that Mr. Clark, the Executive Committee Chairman, received an annual retainer of $10,000. Those Directors who served as rotating members of the Executive Committee of the Company and Rockland Trust received an annual retainer of $5,000. Mr. Spurr, the Chairman of the Company's Audit Committee, and Mr. Sullivan, the Chairman of Rockland Trust's Audit Committee, each received an annual retainer of $6,500.

        The Company and Rockland Trust each have a Search and Transition Committee which was formed for the purpose of conducting a nationwide search to identify a successor for Douglas H. Philipsen. The Committee is composed of Messrs. Clark, Jones, Sgarzi, and Teuten. The Search and Transition Committee held 17 meetings in 2002. The members received the same fee that they received for attending an Executive Committee meeting (Messrs. Sgarzi, Teuten and Jones paid $800 and Mr. Clark paid $1,000).

        In 2002 the Board of Directors of the Company elected a Nominating Committee for the Annual Meeting of Shareholders in 2003 consisting of Directors Clark, Cushing, Donovan, Gilmore, Hall, Spurr, Sullivan and Tedeschi. It is the Nominating Committee who has recommended the reelection of Directors Anderson, Jones, Sgarzi, and Teuten as Class I Directors. The Nominating Committee considers director nominees nominated by shareholders so long as such nominations are received not less than 75 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting. The nomination must set forth the name, age, business address, residence address, occupation and Company stockholdings for the director nominee as well as the consent of such nominee. The stockholder must also include his or her name, record address, and Company stockholdings in the nomination. The stockholder must make certain further representations as set forth in the Company's By-Laws.

        The Compensation Committee of Rockland Trust held 16 meetings in 2002. Its membership was comprised of permanent members Messrs. Clark, Sgarzi, and Teuten, plus those Directors serving as rotating members of the Executive Committee of Rockland Trust at the time of the Compensation Committee meeting. No fees were paid to any member of the Compensation Committee for attendance at committee meetings.

        The Stock Option Plan Committee, subject to the provisions of the Company's 1987 Employee Stock Option Plan (the "1987 Plan") and the 1997 Employee Stock Option Plan (the "1997 Plan" and, collectively with the 1987 Plan, the "Plans"), has plenary authority in its discretion to determine the employees of the Company and Rockland Trust to whom options shall be granted, the number of shares to be granted to each employee, and the time or times at which options should be granted, to interpret the Plans and to prescribe, amend and rescind rules and regulations relating to the Plans. The 1987 Plan expired in 1997, and no additional stock options may be granted under it. The Stock Option

Plan Committee held 4 meetings in 2002. During 2002, its membership consisted of Messrs. Clark, Sgarzi, and Teuten. Members of the Stock Option Plan Committee are elected each year following the annual meeting of stockholders of the Company.

        Under the Directors' Option Plan, each person who was a non-employee director of the Company or of Rockland Trust on April 16, 1996 automatically received a non-qualified stock option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each person who thereafter becomes a non-employee director of the Company or of Rockland Trust shall receive, on the first anniversary of his or her election, a non-qualified stock option to purchase 5,000 shares of Common Stock at its then fair market value. Thereafter, each such non-employee director shall receive a non-qualified stock option to purchase 1,000 shares of Common Stock upon the later of (a) the expiration of one year following his or her election to the Board, or (b) the third business day following the day of the annual meeting of stockholders, at the then current fair market value.

  D.    Report Of The Company's Audit Committee1

        During 2002, the Audit Committee of the Company's Board had 6 meetings. Its membership was compromised of Messrs. Spurr (who served as Chairman), Clark, and Cushing.

(1)
This report shall not be deemed to be incorporated by reference into any of the Company's previous filings with the Securities and Exchange Commission ("SEC") and shall not be deemed incorporated by reference into any of the Company's future SEC filings irrespective of any general incorporation language therein.

        Each member of the Company's Audit Committee is "independent" as defined under both the existing and proposed rules of the NASDAQ Stock Market. In addition, the Board has determined that the Company's Audit Committee has an "audit committee financial expert," as defined in regulations issued pursuant to the Sarbanes-Oxley Act of 2002 ("SOA"). The Company's "audit committee financial expert" is its Chairman, John H. Spurr, Jr., who is the Executive Vice President, Treasurer, and principal financial officer of A.W. Perry, Inc., a Boston-based real estate investment company.

        The Company's Audit Committee operates under a written charter adopted and approved by the Board. On February 13, 2003, the Board, acting upon the recommendation of the Audit Committee, approved and adopted the revised written charter attached hereto as Exhibit A to this Proxy Statement in order to comply with additional requirements imposed by the SOA.

        The Company's Audit Committee has responsibility for oversight of the Company's audit process and monitoring the accounting, financial reporting, data processing, regulatory, and internal control functions. One of the Audit Committee's primary responsibilities is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Company's Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors, who must report directly to the Audit Committee. The Audit Committee regularly meets privately with the Company's independent auditors, who have unrestricted access to the Audit Committee.

        The other duties and responsibilities of the Company's Audit Committee are to: (1) oversee and review the Company's financial reporting process and internal control systems; (2) evaluate the Company's financial performance, as well as its compliance with laws and regulations; (3) oversee management's establishment and enforcement of financial policies; and (4) provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and the Board, including the resolution of any disagreements that may arise regarding financial reporting.

        The Company's Audit Committee has:

  •
  reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with the Company's management and KPMG LLP, the Company's independent auditors, including a discussion of the quality and effect of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

  •
  discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates; and

  •
  met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        Effective May 15, 2002, the Company dismissed Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants. On that date, the Company appointed KPMG LLP as independent auditors. These actions were recommended by the Company's Audit Committee and approved by the Board of the Company.

        Arthur Andersen's reports on the Company's consolidated financial statements for the Company's fiscal years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's two fiscal years and any interim periods preceding the dismissal of Arthur Andersen, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its report.

        During the Company's two fiscal years and any interim periods preceding the dismissal of Arthur Andersen, there have been no reportable events of the type required to be disclosed by Item 304(a) (1) (v) of Regulation S-K. The Company has provided Arthur Andersen with a copy of the foregoing disclosures. The Company paid Arthur Andersen $21,000 for the review of the financial statements included in the Company's Form 10-Q filed on May 10, 2002.

        During the fiscal year ended December 31, 2002, the Company retained and paid KPMG LLP to provide audit and other services, as follows:

Audit Fees:	$190,000
All Other:
Audit Related	$12,000
Other	$39,000

The $39,000 in "Other" amounts paid to KPMG LLP during 2002 is comprised of: $32,000 paid for tax return preparation and tax advisory services; and, $7,000 paid for services with respect to state taxation issues.

        The Board and the Audit Committee considered the compatibility of the non-audit services provided to the Company by KPMG LLP in fiscal 2002 on the independence of KPMG LLP from the Company in evaluating whether to appoint KPMG LLP to perform the audit of the Company's financial statements for the year ended December 31, 2003.

        The Company's Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (entitled "Independence Discussion with Audit Committees"), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor's independence.

        Based on the review and discussions noted above, the Company's Audit Committee has recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if s/he so desires.

                      Submitted by:
                      John H. Spurr, Jr., Chairman
                      W. Paul Clark
                      Robert L. Cushing
                       Audit Committee
                      Independent Bank Corp.

  E.    Compensation Committee And Stock Option Plan Committee Interlocks And Insider Participation.

        During 2002, Messrs. Clark, Sgarzi, and Teuten, Directors of the Company, served as members of the Stock Option Committee of the Company. As described above, all eligible members of the Company's Board served on the Compensation Committee of Rockland Trust in either a permanent or rotating capacity. No executive officer of the Company or of Rockland Trust served on the Stock Option Committee of the Company or on the Rockland Trust Compensation Committee. Aside from the Company's Stock Option Committee and the Rockland Trust Compensation Committee, no Director or executive officer of the Company or Rockland Trust served on the Stock Option Committee or Compensation Committee of any other entity which determined whether to award compensation to any Director or executive officer.

  F.    Related Party Transactions

        Since January 1, 2002, neither the Company nor Rockland Trust has been a party to any transaction or series of transactions in which the amount involved exceeded $60,000 and which any Director, executive officer, or holder of more than 5% of our stock had or will have a direct or indirect material interest other than:

  •
  standard compensation arrangements described under "Summary Compensation Table and Stock Option Grants" and "Employment Agreements"; and

  •
  the transactions described below.

        Rockland Trust paid $260,732 in rent during 2002 for two different properties to an entity affiliated with Thomas J. Teuten and John H. Spurr, Directors of the Company. Rockland Trust also paid $174,686 in rent during 2002 for two different properties to entities affiliated with Robert D. Sullivan, a Director of the Company. In 2002, Rockland Trust also paid $320,100 in rent for seven different properties to entities affiliated with Brian S. Tedeschi, a Director of the Company. Rockland Trust paid $161,903 for insurance premiums to an entity affiliated with Richard S. Anderson, a Director of the Company.

        Some of the Directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2002 were, also customers of Rockland Trust in the ordinary course of business, or had loans outstanding during 2002, including loans of $60,000 or more, and it is anticipated that such persons and their associates will continue to be customers of and indebted to Rockland Trust in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, were prior approved by the Rockland Trust Board of Directors. At December 31, 2002, such loans amounted to approximately $14.6 million (9.04% of total stockholders' equity). None of these loans to directors, executive officers, or their associates are nonperforming.

        In the opinion of management of the Company, the terms of the foregoing transactions were no less favorable to the Company than those it could have obtained from an unrelated party providing comparable premises or services.

VII.    Executive Officers Of The Company And Of Rockland Trust Company

  A.    Current Executive Officers

        The Executive Officers of the Company and Rockland Trust currently are:

Name	Position	Age
Douglas H. Philipsen	Chairman of the Board; President of the Company and of Rockland Trust until January 9, 2003, and Chief Executive Officer of the Company and of Rockland Trust until February 24, 2003	64
Christopher Oddleifson	President and Chief Exeutive Officer of the Company and Rockland Trust	44
Richard F. Driscoll	Executive Vice President of Rockland Trust	59
Raymond G. Fuerschbach	Senior Vice President and Human Resource Officer of Rockland Trust	52
Ferdinand T. Kelley	Executive Vice President of Rockland Trust	58
Edward H. Seksay	General Counsel of the Company and Rockland Trust	45
Denis K. Sheahan	Chief Financial Officer and Treasurer of the Company and Rockland Trust	37

        Douglas H. Philipsen.    Information concerning the business experience of Mr. Philipsen, who is also a Director of the Company and Rockland Trust, has been provided previously in the section entitled "Board Of Directors."

        Christopher Oddleifson.    Information concerning the business experience of Mr. Oddleifson, who is also a Director of the Company and Rockland Trust, has been provided previously in the section entitled "Board Of Directors."

        Richard F. Driscoll.    Mr. Driscoll has been Executive Vice President, Retail and Operations Division of Rockland Trust since March 1992. Prior thereto, Mr. Driscoll served as Executive Vice President—Dealer Lending Division of Fleet Bank—Massachusetts, N.A. from July 1991 to March 1992.

        Raymond G. Fuerschbach.    Mr. Fuerschbach has served as Senior Vice President and Human Resource Officer of Rockland Trust since April 1994. Prior thereto, Mr. Fuerschbach had been Vice President and Human Resource Officer of Rockland Trust since November 1992. From January 1991 to October 1992, Mr. Fuerschbach served as Director of Human Resources for Cliftex Corp., New Bedford, Massachusetts, a tailored clothing manufacturer, and served in the same capacity for Chesebrough-Ponds, Inc., Health-Tex Division, Cumberland, Rhode Island from 1987 to 1991.

        Ferdinand T. Kelley.    Mr. Kelley has served as Executive Vice President, Commercial Lending Division of Rockland Trust since February 1993 and as Executive Vice President, Investment Management Group of Rockland Trust since September 1999. Prior thereto, Mr. Kelley served as Senior Vice President and Credit Administrator of Multibank Financial Corp., Dedham, Massachusetts, from August 1992 to January 1993. From February 1990 to July 1991, Mr. Kelley was the Regional President of the Worcester Region (Central Massachusetts) of Bank of New England, N.A., and continued in that position with Fleet Bank of Massachusetts, N.A., from July 1991 to August 1992 following Fleet Bank's acquisition of Bank of New England.

        Edward H. Seksay.    Mr. Seksay has served as General Counsel of the Company and of Rockland Trust since July 2000. Mr. Seksay is a graduate of Suffolk University Law School, where he was Editor-In-Chief of the Law Review. Prior to joining the Company and Rockland Trust, Mr. Seksay was with the Boston, Massachusetts law firm Choate, Hall & Stewart from 1984 to 1991 and with the Boston, Massachusetts law firm Heller, Levin & Seksay, P.C. from 1991 to 2000.

        Denis K. Sheahan.    Mr. Sheahan has served as Chief Financial Officer and Treasurer of the Company and Rockland Trust since May 2000. From July 1996 to May 2000, Mr. Sheahan was Senior Vice President and Controller of the Company and Rockland Trust. Prior thereto, Mr. Sheahan served as Vice President of Finance of BayBanks, Inc., Boston, Massachusetts.

        The term of office of each executive officer of the Company extends until the first meeting of the Board of Directors of the Company following the annual meeting of the Company's stockholders and/or until his earlier termination, resignation, death, removal, or disqualification. The term of office of each executive officer of Rockland Trust extends until his termination, resignation, death, removal, or disqualification. Other than with respect to the employment agreements with Messrs. Philipsen, Oddleifson, Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan described below, there are no arrangements or understandings between any executive officer and any other person pursuant to which such person was elected as an executive officer.

  B.
  Report Of The Company's Stock Option Plan Committee And Of Rockland Trust Company's Compensation Committee On Executive Compensation During 20022

(2)
This Report shall not be deemed to be incorporated by reference into any of the Company's previous filings with the SEC and shall not be deemed incorporated by reference into any of the Company's future SEC filings irrespective of any general incorporation language therein.

        The executive compensation program of the Company and Rockland Trust continues to have four primary components: base salary, annual cash incentive compensation, long-term compensation (equity based opportunities), and benefits. The base salary, cash incentives, and benefits are administered by Rockland Trust's Compensation Committee. The equity-based opportunities are administered by the Stock Option Plan Committee of the Company. The current membership of these Committees is comprised of the Directors of the Company or Rockland Trust set forth below. The Committees strive to balance short-term and long-term Company performance and shareholder returns in establishing performance criteria. The Committees evaluate executive compensation against these performance criteria and competitive executive pay practices before determining changes in base salary, the amount of any incentive payments, stock option awards, and other benefits.

        In 2002, the Compensation Committee again engaged Hay Management Consultants ("Hay") to review base salary ranges for the executive officers. Hay conducts market analyses of cash compensation and uses its proprietary job evaluation process to recommend salary ranges that reflect competitive factors and maintain internal equity. Salary ranges were adjusted based upon Hay's recommendations. Management has used the Hay process since 1993 to establish base salary ranges for most officer positions in Rockland Trust.

        In 1997, the Compensation Committee engaged performance compensation consultants Sibson and Company ("Sibson") to review Rockland Trust's performance based cash compensation program for senior executives and other officers of Rockland Trust. Sibson's review encompassed total compensation, peer compensation levels, and the linkage between cash incentive compensation, plan results, and bank performance. Sibson found that Rockland Trust's compensation program is competitive and has supported performance improvement. Sibson's recommendations were incorporated in the 2000, 2001, and 2002 cash incentive compensation program for executive officers and other officers of Rockland Trust. Cash incentive awards for 2002 will be finalized in March of 2003 based principally by comparison of Rockland Trust's performance on Return on Assets, Return on Equity and measures of asset quality as compared to peer financial institutions, as well as regulatory compliance and other performance factors.

        In addition to the recommendations of Sibson and Hay, the Bank utilizes, for normative purposes, SNL Securities SNL Executive Compensation Review for Commercial Banks. This review provides a summary of the compensation of the top five executive officers of all publicly traded U. S. commercial banks as reported in their Proxy Statements.

        In determining compensation for the Chief Executive Officer ("CEO"), the Compensation and Stock Option Plan Committees review the actual performance of the Company as compared to peer financial institutions as well as business plan objectives. The salary paid to Mr. Philipsen was increased effective April 2002, a performance bonus was awarded (upon completion of the review of the CEO's 2002 performance review in March 2002). Mr. Philipsen's 2001 performance objectives included new business generation, positioning the Company to effectively compete within its market in the future, and the attainment of strategic objectives. A review of the CEO's performance for 2002 was conducted at executive sessions of the Board in July 2002 and again in January 2003. The Compensation Committee will complete its review of Chairman Philipsen in March 2003.

        In 1994, the Compensation Committee reviewed the objectives of Rockland Trust's qualified and non-qualified retirement plans in light of the Congressional Omnibus Budget Reconciliation Act of 1993 provisions as they affect qualified retirement plan benefits. The Committee established that the objective of its retirement program will be to replace from all Company funded sources, inclusive of social security, approximately 60% of the average of the highest five year annual covered compensation for a full 25-year career, with proportionate reductions for less than a 25-year career. To accomplish this objective for Mr. Philipsen, in December 1994 the Compensation Committee authorized a supplemental retirement program utilizing a split dollar life insurance agreement3. In 1998, the Committee amended the objective of its non-qualified retirement program to include incentive compensation in the calculation of retirement income objectives. This was done in response to current peer practices in this area of long-term compensation and is consistent with the results of Hay's published survey of executive retirement practices. In 1999, the Committee authorized a funded Rabbi Trust for Mr. Philipsen to meet the resulting retirement objective.

(3)
Rockland Trust is currently reevaluating all split dollar life insurance arrangements with its executive officers in light of the SOA and IRS Notice 2002-8 and suspended premium payments subsequent to enactment of SOA. The Compensation Committee has engaged Segal Consulting, an executive compensation consultant, to advise the Company on the best alternatives for funding its executive non-qualified compensation programs.

        Messrs. Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan were also granted salary increases and a performance bonus by the Compensation Committee effective April 2002. These actions were based on Rockland Trust's improved results and individual performance within the framework of the salary ranges established using the Hay process and Rockland Trust's cash incentive compensation performance program. Year 2002 performance evaluations for these officers will be completed in March 2003. To accomplish the objectives of Rockland Trust's retirement program as stated above, in

1995 the Compensation Committee authorized a supplemental retirement program for Messrs. Driscoll, Kelley, Fuerschbach and, in 2000, for Messrs. Seksay and Sheahan utilizing a split dollar life insurance agreement. In 1999, the Compensation Committee authorized an additional supplemental retirement program to accomplish the objectives of the retirement program as stated above utilizing split dollar life insurance for Messrs. Kelley and Fuerschbach. In 1999, to accomplish the objectives of the retirement programs as stated above, the Compensation Committee also authorized an additional supplemental executive retirement plan, which was later implemented through a funded Rabbi Trust, for Mr. Philipsen and for Mr. Driscoll.

        Messrs. Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan received stock options under the 1997 Plan in December 2002. Each option, as disclosed in the Summary Compensation Table, provides the right to purchase a fixed number of shares at the fair market value on the business day preceding the grant. The number of shares granted to each executive officer in 2002 reflects the Committee's assessment of the individual's relative contribution to the Company, the long-term compensation practices prevalent in the industry, and the impact of such options on shareholder dilution.

Jointly Submitted by:
W. Paul Clark Richard H. Sgarzi Thomas J. Teuten Stock Option Committee Independent Bank Corp.	W. Paul Clark Richard H. Sgarzi Thomas J. Teuten Compensation Committee Rockland Trust Company	Richard S. Anderson John H. Spurr Robert D. Sullivan

  C.    Employment Agreements

        In December 1991, the Company and Rockland Trust entered into an employment agreement with Mr. Philipsen for him to serve as President of the Company and President and Chief Executive Officer of Rockland Trust. The agreement, as amended, provides Mr. Philipsen with a base annual salary of $419,524, which may be, and has been, increased at the discretion of the Board, the use of a Company- owned automobile, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The agreement provides for the establishment by the Company of a Rabbi Trust for the purpose of funding post-retirement taxes, pension payments, and other related expenses which may result from the split dollar agreement previously described. The employment agreement provides that in the event of an involuntary termination of Mr. Philipsen by Rockland Trust or the Company for reasons other than cause, as defined, or resignation by Mr. Philipsen for "good reason," as defined, Mr. Philipsen would (i) continue to receive his base salary for three years, plus a sum equal to three times the amount of any incentive payment paid to him within the previous 12 months under the Company's Executive Incentive Compensation Plan and (ii) be entitled to continue to participate in and receive benefits under the Company's group health and life insurance programs for three years or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to the Company of Mr. Philipsen's participation in such plans and benefits for such three year period. Also, in the event of a termination without cause or a resignation for good reason, all the stock options granted to Mr. Philipsen pursuant to the agreement would remain exercisable for a period of three months following the date of his termination. Resignation for "good reason" under the employment agreement, means, among other things, the resignation of Mr. Philipsen after (i) the Company or Rockland Trust, without the express written consent of Mr. Philipsen, materially breaches the agreement to his substantial detriment; (ii) a change of control, as defined, occurs Mr. Philipsen is required to give the Company or Rockland Trust 30 days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses (i) through (ii) above.

        In January 2003, the Company and Rockland Trust entered into an Amendment of the Employment Agreement whereby Mr. Philipsen resigned as President of the Company and Rockland Trust effective January 9, 2003 and resigned as Chief Executive Officer of the Company and Rockland Trust as of February 24, 2003. Under this amended agreement, Mr. Philipsen will remain as Chairman of the Company and Rockland Trust through June 30, 2003. The other terms of Mr. Philipsen's Employment Agreement remain in place as previously stated.

        In January 2003, the Company and Rockland Trust entered into an employment agreement with Mr. Oddleifson for him to serve as President of the Company and President of Rockland Trust and to serve as Chief Executive Officer of the Company and Rockland Trust beginning February 24, 2003. The agreement provides Mr. Oddleifson with a base annual salary of $400,000, which may be increased at the discretion of the Board, the use of a Company-owned automobile, a fully vested stock-option of 50,000 shares under the 1997 Plan, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The Company will pay to relocate Mr. Oddleifson and his family from Charlotte, North Carolina and for temporary living expenses on a grossed up for taxes basis. The employment agreement provides that in the event of an involuntary termination of Mr. Oddleifson by Rockland Trust or the Company for reasons other than cause, as defined, or resignation by Mr. Oddleifson for "good reason," as defined, Mr. Oddleifson would (i) continue to receive, in a lump sum, his base salary for one year (increased to 18 months after the first anniversary of his Employment Agreement), plus a sum equal to the amount of any target incentive payment under the Company's Executive Incentive Compensation Plan and (ii) be entitled to continue to participate in and receive benefits under the Company's group health and life insurance programs for 12 months or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to the Company of Mr. Oddleifson's participation in such plans and benefits for such one year period. Also, in the event of a termination without cause or a resignation for good reason, all the stock options granted to Mr. Oddleifson pursuant to the agreement would remain exercisable for a period of three months following the date of his termination and Mr. Oddleifson would continue to have the use of the Company-owned automobile. Resignation for "good reason" under the employment agreement, means, among other things, the resignation of Mr. Oddleifson after (i) the Company or Rockland Trust, without the express written consent of Mr. Oddleifson, materially breaches the agreement to his substantial detriment; (ii) the Board of the Company or of Rockland Trust, without cause, substantially changes Mr. Oddleifson's core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties of Chief Executive Officer and President of Rockland Trust and President of the Company; (iii) the Board of the Company or of Rockland Trust without cause, places another executive above Mr. Oddleifson in the Company or Rockland Trust or (iv) a change of control, as defined, occurs. In the event of a change of control, Mr. Oddleifson is entitled to the above compensation and benefits for a three year period, with a tax gross up for any amounts in excess of IRS 280G limitations. Mr. Oddleifson is required to give the Company or Rockland 30 days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses (i) through (iii) above.

        The Company and/or Rockland Trust have also entered into employment agreements with the following executive officers (the "Executives"):

Name and Title	Date of Employment Agreement
Richard F. Driscoll Executive Vice President	March 1992
Raymond G. Fuerschbach Senior Vice President and Human Resource Officer	October 1994
Ferdinand T. Kelley Executive Vice President	February 1993
Edward H. Seksay General Counsel	October 2000
Denis K. Sheahan Chief Financial Officer and Treasurer	April 2000

        These agreements, as amended, are terminable at will by either party. These agreements established the original annual base salaries of Messrs. Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan at $158,600, $84,600, $158,600, $175,000, and $140,000, respectively, and provide that annual base salaries may be increased at the discretion of the Rockland Trust Board of Directors. The employment agreements also provide for the Executives to participate in Rockland Trust various benefit programs, including group life insurance, sick leave and disability, retirement plans and insurance programs and, in some instances, for the use of a Company-owned automobile. The employment agreements further provide that if any of the Executives are terminated involuntarily for any reason other than cause, as defined, or if any of the Executives resigns for "good reason," as defined, he would be entitled to continue to (i) receive his salary for twelve months (unless such termination or resignation follows a change of control, as defined, in which case the Executives shall receive a lump sum payment equal to 24 months salary, plus a lump sum payment equal to two times the greater of (x) the amount of any incentive payment paid out within the previous 12 months under the Company's Executive Incentive Compensation Plan or (y) the amount of any incentive payment paid out during the 12 months prior to such change of control under the Company's Executive Incentive Compensation Plan) and (ii) participate in and receive benefits under Rockland Trust's group health and life insurance programs for twelve months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a grossed up for taxes bonus payment equal to the cost to Rockland Trust of the Executives' participation in such plans and benefits for such period (unless such termination or resignation follows a change of control, in which case the Executives shall have the right to participate in and receive such benefits for 24 months or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to Rockland Trust of the Executives' participation in such plans and benefits for 24 months. In the event of a change of control, the Company is obligated to immediately fund the payment of six years of future premiums due with respect to any split dollar agreement)2. Also, during a 30 day window period 12 months following the occurrence of a change of control of the Company (as defined), the Executives have the unqualified right to resign for any reason or for no reason and to receive the resignation for good reason benefit provided for following the occurrence of a change of control. In addition, in the event any of the Executives are terminated involuntarily for any reason other than for cause or if he resigns for good reason, all incentive stock options granted would immediately become fully exercisable and would remain exercisable for a period of three months following his termination. Resignation for "good reason" under the employment agreements, means, among other things, the resignation of the Executives after (i) Rockland Trust, without the express written consent of the Executives, materially breaches the agreement to the Executives' substantial detriment; or (ii) the Rockland Trust Board of

Directors, or its President and Chief Executive Officer, without cause, substantially changes the Executives' core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties for which the Executives were hired. The Executives are required to give Rockland Trust 30 days notice and an opportunity to cure in the case of a resignation for good reason.

  D.    Summary Compensation Table And Stock Option Grants

        The Summary Compensation Table set forth below contains individual compensation information for 2002 with respect to the Chief Executive Officer and the four other most highly compensated current executive officers of the Company and/or Rockland Trust:

Long Term Compensation Award
		Annual Compensation(1)			Securities Underlying Stock Option (# of Shares)
Name and Principal Position						All Other Compensation (3)
	Year	Salary		Bonus
Douglas H. Philipsen Chairman, President, and Chief Executive Officer	2002 2001 2000	$ $ $	414,503 394,399 372,199	(2 308,540 162,350)	— 21,300 19,100	$ $ $	772,451 301,628 304,576
Richard F. Driscoll Executive Vice President	2002 2001 2000	$ $ $	233,113 220,335 204,052	(2 117,860 65,590)	11,900 12,200 11,575	$ $ $	544,357 112,779 114,747
Ferdinand T. Kelley Executive Vice President	2002 2001 2000	$ $ $	233,113 220,282 201,956	(2 117,860 65,590)	11,900 12,200 11,575	$ $ $	129,185 65,757 68,421
Edward H. Seksay General Counsel	2002 2001 2000	$ $ $	187,076 177,513 74,129	(2 57,540 16,950)	8,725 8,925 15,675	$ $	51,548 48,073 —
Denis K. Sheahan Chief Financial Officer And Treasurer	2002 2001 2000	$ $ $	186,325 168,829 132,122	(2 97,490 62,370)	9,850 10,100 11,000	$ $ $	38,625 38,128 3,845

(1)
May not include the dollar value of certain perquisites and personal benefits, the aggregate amount of which is less than 10% of the total annual compensation shown.

(2)
Performance based compensation for Messrs. Philipsen, Driscoll, Kelley, Seksay and Sheahan for fiscal 2002 results are estimated to be within 15% of $317,760, $121,430, $121,430, $61,850 and $105,580, respectively. The final determination of these amounts will be made in early 2003 and such amounts will be disclosed in the Proxy Statement for the next meeting of stockholders.

(3)
"All Other Compensation" includes ordinary income arising from stock option exercises, 401(k) matching contributions, split dollar life insurance benefits, and supplemental retirement benefits, as follows:

    401(k) Matching Contributions

    Includes the 401(k) Company matching contributions on behalf of these executive officers:

Executive Officer	Year	401(k) Match
Mr. Philipsen	2002 2001 2000	$ $ $	5,500 5,100 5,250
Mr. Driscoll	2002 2001 2000	$ $ $	5,500 5,100 5,250
Mr. Kelley	2002 2001 2000	$ $ $	5,500 5,100 5,250
Mr. Seksay	2002 2001	$ $	5,500 2,086
Mr. Sheahan	2002 2001 2000	$ $ $	4,900 4,624 3,845

    Split Dollar Life Insurance Policies

    These policies provide supplemental retirement benefits for the executive. Under the split dollar agreements, the Company has a surety interest in the death benefits or cash surrender value under the policy equal to the amount of premiums paid by the Company, as noted previously. Amount column includes premium for term life portion and present value of the benefit aggregated from policy inception.

Executive Officer	Year	Amount
Mr. Philipsen	2002 2001 2000	$ $ $	— 54,245 57,042
Mr. Driscoll	2002 2001 2000	$ $ $	76,378 78,342 80,160
Mr. Kelley	2002 2001 2000	$ $ $	33,853 60,657 63,171
Mr. Seksay	2002 2001	$ $	46,048 45,987
Mr. Sheahan	2002 2001	$ $	33,725 33,504

        As noted previously, the Company is currently reevaluating split dollar life insurance arrangements in light of the SOA and IRS Notice 2002-8, and suspended further premium payments subsequent to enactment of SOA.

    Supplemental Retirement Benefits

    2002—Consists of $253,234 and $27,351 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively;
    2001—Consists of $242,284 and $29,337 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively;
    2000—Consists of $242,126 and $29,337 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively.

  Stock Option Grants

        The following table sets forth individual grants of stock options that were made during the last fiscal year to executive officers. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the potential realizable value of such options, assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term (ten years) at assumed annualized rates of 5% and 10%.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			Percent of Total Options Granted to Employees In 2002
	Number of Securities Underlying Option
Name				Exercise Price	Expiration Date(2)
						5%	10%
Douglas H. Philipsen	—		—	—	—	—	—
Richard F. Driscoll	11,900	(1)	9.61%	$23.470	12/19/2012	175,646	445,121
Ferdinand T. Kelley	11,900	(1)	9.61%	$23.470	12/19/2012	175,646	445,121
Edward H. Seksay	8,725	(1)	7.05%	$23.470	12/19/2012	128,782	326,360
Denis K. Sheahan	9,850	(1)	7.95%	$23.470	12/19/2012	145,388	368,441

(1)
One-third of such options become exercisable June 20, 2003, one-third of such options become exercisable on January 2, 2004 and one-third of such options become exercisable on January 2, 2005, unless the holder thereof is terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of such options become immediately exercisable and remain so for three months following such termination.

(2)
All of these options may expire earlier than December 19, 2012 under certain circumstances involving termination of employment, disability or retirement of the option holder.

        The following table sets forth, with respect to executive officers, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

			Number of Unexercised in the Money Options at Fiscal Year End		Value of Unexercised in the Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas H. Philipsen	66,966	$762,500	40,800	—	$201,597	—
Richard F. Driscoll	36,371	435,128	30,438	11,991	206,429	$63,784
Ferdinand T. Kelley	19,353	272,336	47,456	11,991	382,796	63,784
Edward H. Seksay	—	—	15,092	9,508	141,207	54,676
Denis K. Sheahan	2,350	33,088	21,026	10,399	160,330	57,947

(1)
Based upon a closing market price for the Company's Common Stock as of December 31, 2002 of $22.80.

Retirement Plan for Employees of Rockland Trust Company

        The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

	Years of Service
Final Average Compensation
	10	15	20	25	30	35
$50,000	$7,436	$11,154	$14,872	$18,590	$19,840	$21,090
$100,000	$17,436	$26,154	$34,872	$43,590	$46,090	$48,590
$150,000	$27,436	$41,154	$54,872	$68,590	$72,340	$76,090
$160,000	$29,436	$44,154	$58,872	$73,590	$77,590	$81,590
$170,000	$31,436	$47,154	$62,872	$78,590	$82,840	$87,090
$200,000 and higher	$37,436	$56,154	$74,872	$93,590	$98,590	$103,590

        Defined Benefit Pension Plan.    In 1994, the Rockland Trust Retirement Plan (the "Defined Benefit Plan") formula was amended for participants who retired in 1995 and subsequent years of service. The annual normal retirement benefit under the Defined Benefit Plan is equal to (a) 2.0% of final average compensation less (b) .65% of covered compensation as defined for Social Security purposes ("Covered Compensation") times (c) years of service to 25. For participants who had completed 20 or more years of service at December 31, 1994 an additional benefit of .5% times final average compensation times service in excess of 25 years, but not exceeding ten additional years, is provided.

        Examples of approximate annual benefits at normal retirement under the formula are shown above using the 2002 Covered Compensation amount of $9,444for the offset percentages of the Defined Benefit Plan.

        Benefits for 2002 consider only the first $200,003 of compensation earned by an executive. As of December 31, 2002, Messrs. Philipsen, Driscoll, Kelley, Seksay, and Sheahan had approximately 12, 12, 11, 2, and 6 years of service, respectively.

        The Defined Benefit Plan benefit formula for service prior to 1994 is equal to (a) 1 1/2% of a participant's final average compensation times his credited service up to 10 years; plus (b) 2% of his final average compensation times his credited service in excess of 10 years (provided that not more than 20 years of service shall be considered); plus (c) 1/2% of his final average compensation times his credited service in excess of 30 years (provided that no more than 5 years of service over 30 years shall be considered), less the smaller of (i) or (ii) described as follows: (i) .65% times the participant's years of service up to 35, times the lesser of his average annual compensation or his Covered Compensation; or (ii) 1/2 the sum of (a), (b) and (c) above, substituting the lesser of average annual compensation or Covered Compensation for final average compensation, if less. Defined Benefit Plan participants are eligible at normal retirement for the benefit derived from the current formula or, if greater, the benefit for service under the prior Defined Benefit Plan formula.

        In January 1997, the Defined Benefit Plan was joined with The Financial Institutions Retirement Fund. This merger has provided significant expense reductions which began impacting Rockland Trust in 1997 while continuing to provide the benefit structure discussed above.

VIII.    Ownership Of Common Stock And Related Matters

  A.
  Common Stock Beneficially Owned By Any Entity With 5% Or More Of Common Stock And Owned By Directors And Executive Officers

        The following table sets forth the beneficial ownership of the Common Stock with respect to (i) any person or entity who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each Director, (iii) each of the named executive officers, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the following beneficial owners can be reached at our principal address, 288 Union Street, Rockland, Massachusetts 02370.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Private Capital Management. 8889 Pelican Bay Blvd. Naples, Florida 34108	1,037,405	(2)	7.17%
The Banc Funds Company, L.L.C 208 S. LaSalle Street Chicago, Illinois 60604	784,286	(2)	5.42%
John Hancock Advisers, LLC 101 Huntington Avenue Boston, Massachusetts 02199	735,000	(2)	5.08%
Richard S. Anderson	24,452	(3)	**
W. Paul Clark	177,986	(4)	1.23%
Robert L. Cushing	77,600	(5)	**
Alfred L. Donovan	42,862	(6)	**
Richard F. Driscoll*	76,885	(7)	**
Raymond G. Fuerschbach*	57,300	(8)	**
Benjamin A. Gilmore, II	12,881	(9)	**
E. Winthrop Hall	23,210	(10)	**
Kevin J. Jones	81,043	(11)	**
Ferdinand T. Kelley*	83,335	(12)	**
Christopher Oddleifson*	51,000	(13)	**
Douglas H. Philipsen*	134,457	(14)	**
Edward H. Seksay*	33,325	(15)	**
Denis K. Sheahan*	46,676	(16)	**
Richard H. Sgarzi	147,946	(17)	1.02%
William J. Spence	171,305	(18)	1.18%
John H. Spurr, Jr.	332,203	(19)	2.29%
Robert D. Sullivan	34,975	(20)	**
Brian S. Tedeschi	91,397	(21)	**
Thomas J. Teuten	326,363	(22)	2.25%
Directors and executive officers of the Company as a group (20 Individuals)	2,017,401	(23)	13.9%

*
Executive Officer of the Company and/or Rockland Trust

**
Less than 1% of the Common Stock.

(1)
Percentages for entities owning more than 5% of the Common Stock are computed as of December 31, 2002. Percentages for Directors and executive officers are computed as of January 31, 2003. Percentages are not reflected for individuals whose holdings represent less than 1%. The information contained herein is based on information provided by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, all shares are beneficially owned by the respective individuals. Shares of Common Stock which are subject to stock options exercisable within 60 days of January 31, 2003 are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding Common Stock owned by such person. See "Summary Compensation Table And Stock Option Grants."

(2)
Share numbers based on Schedule 13G filings filed in February 2003 by each entity.

(3)
Includes 11,000 shares which Mr. Anderson has a right to acquire immediately through the exercise of stock options granted pursuant to the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan").

(4)
Includes 44,752 shares owned by Paul Clark, Inc. and 5,556 shares owned by Paul Clark Trust, as to which Mr. Clark has sole voting and investment power, and 12,729 shares owned by Mr. Clark's wife, as to which shares Mr. Clark has shared voting and investment power. Includes 11,000 shares which Mr. Clark has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(5)
Includes 7,200 shares held in name of trustee for Elizabeth D. Cushing 1997 Family Trust. Includes 20,000 shares owned by a non-profit organization of which Mr. Cushing is an officer and a director. Mr. Cushing has voting and dispositive power with respect to such shares. Includes 11,000 shares which Mr. Cushing has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(6)
Includes 11,000 shares which Mr. Donovan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan. Includes 2,674 shares held by Ellien L. Donovan Trust of which Mr. Donovan has a beneficial interest.

(7)
Includes 2,196 shares owned by his wife, individually. Mr. Driscoll shares voting and investment power with respect to such shares. Includes 38,363 shares which Mr. Driscoll has a right to acquire within 60 days of January 31, 2003 through the exercise of stock options granted pursuant to the 1987 Employee Stock Option Plan (1987 Plan) and the 1997 Employee Stock Option Plan (1997 Plan).

(8)
Includes 42,025 shares which Mr. Fuerschbach has a right to acquire within 60 days of January 31, 2003 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

(9)
Includes 858 shares owned by Mr. Gilmore and his wife, jointly, and 568 shares owned by his wife, individually. Mr. Gilmore shares voting and investment power with respect to such shares. Includes 5,000 shares which Mr. Gilmore has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(10)
Includes 11,000 shares which Mr. Hall has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(11)
Includes 6,838 shares owned by his wife, individually, and 30,000 shares owned by his children. Includes 5,000 shares owned by Plumbers' Supply Company, of which Mr. Jones is Treasurer. Mr. Jones shares voting and investment power with respect to such shares. Includes 9,000 shares which Mr. Jones has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(12)
Includes 115 shares owned by Mr. Kelley and his wife jointly, and 55,381 shares which Mr. Kelley has a right to acquire within 60 days of January 31, 2003 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

(13)
Includes 50,000 shares which Mr. Oddleifson has a right to acquire immediately through the exercise of stock options granted pursuant to the 1997 Plan.

(14)
Includes 25,519 shares owned by Mr. Philipsen's wife, as to which Mr. Philipsen may be deemed to have shared voting and investment power, and 22,940 shares which Mr. Philipsen has a right to acquire within 60 days of January 31, 2003 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

(15)
Includes 21,625 shares which Mr. Seksay has a right to acquire within 60 days of January 31, 2003 through the exercise of stock options granted pursuant to the 1997 Plan.

(16)
Includes 28,059 shares which Mr. Sheahan has a right to acquire within 60 days of January 31, 2003 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

(17)
Includes 11,000 shares which Mr. Sgarzi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(18)
Includes 51,090 shares owned by Mr. Spence's wife. Mr. Spence may be deemed to have shared investment and voting power with respect to such shares. Mr. Spence disclaims beneficial ownership of such shares. Includes 10,000 shares which Mr. Spence has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(19)
Includes 12,995 shares held in various trusts, as to which Mr. Spurr is a trustee and, as such, has voting and investment power with respect to such shares. Includes 548 shares owned by Mr. Spurr's wife, individually and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Spurr is Executive Vice President and Treasurer.

(20)
Includes 19,858 shares held in various trusts, as to which Mr. Sullivan is a trustee and, as such, has voting and investment power with respect to such shares. Includes 6,000 shares which Mr. Sullivan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(21)
Includes 1,200 shares owned by Mr. Tedeschi's wife individually. Includes 11,000 shares which Mr. Tedeschi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(22)
Includes 7,491 shares owned by Mr. Teuten's wife individually, 1,500 shares held in a trust of which Mr. Teuten is a co-trustee and his wife is a beneficiary, 2,000 shares held in a trust over which Mr. Teuten has investment power and his wife is a remainderman, and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Teuten is President and a Director. Mr. Teuten shares investment and voting power with respect to such shares. Includes 11,000 shares which Mr. Teuten has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(23)
This total has been adjusted to eliminate any double counting of shares beneficially owned by more than one member of the group.

B.
Compliance With Section 16(a) Of The Securities Exchange Act of 1934

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports on Forms 3, 4, and 5 to indicate ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports.

        Based solely upon a review of the copies of such forms and amendments thereto and upon written representations that no Forms 5 were required to be filed, the Company believes that during the year ending December 31, 2002, the Company has complied with all Section 16(a) filing requirements applicable to the Company's executive officers and directors.

  C.
  Comparative Stock Performance Graph

        The stock performance graph below compares the cumulative total stockholder return of the Common Stock from December 31, 1997 to December 31, 2002 with the cumulative total return of the NASDAQ Market Index (U.S. Companies) and the NASDAQ Bank Stock Index. The lines in the table below represent monthly index levels derived from compounded daily returns that include all dividends. If the monthly interval, based on the fiscal year end was not a trading day, the preceding trading day was used. The index level for all series was set to 100.0 on December 31, 1997.

Independent Bank Corp.

Total Return Performance

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Independent Bank Corp.	100.00	96.68	71.62	74.12	130.75	141.64
NASDAQ—Total US*	100.00	140.99	261.48	157.42	124.89	86.33
NASDAQ Bank Index*	100.00	99.36	95.51	108.95	117.97	120.61
*
Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003. Used with permission. All rights reserved. crsp.com.

IX.    Submission Of Stockholder Proposals For The 2004 Annual Meeting

        Any stockholder who wishes to present a proposal for consideration by all of the Company's stockholders at the next annual meeting will be required, pursuant to Rule 14a-8 under the Exchange Act, to deliver the proposal to the Company between December 8, 2003 and January 27, 2004. In the event the Company receives notice of a stockholder proposal to take action at next year's annual meeting of stockholders that is not submitted for inclusion in the Company's proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal in accordance with their best judgment if notice of the proposal is not received at the Company's principal executive offices by January 27, 2004. Please forward any stockholder proposals to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

X.    Expenses Of Solicitation

        The Company will bear the cost of preparing, assembling, and mailing the Notice Of Annual Stockholders Meeting, this Proxy Statement, and form of proxy for the Annual Meeting. Solicitation of proxies will be made primarily through the use of mails, but regular employees of Rockland Trust may solicit proxies by personal interview or by telephone without additional compensation therefore. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. In addition, the Company has retained Georgeson Shareholder Communications, Inc., Carlstadt, New Jersey, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee for such services is at least $6,500 plus certain additional charges and reimbursement for out-of-pocket expenses.

XI.    Notice Of By-Laws Amendments Approved By Board

        The Board has since the last Annual Meeting approved amendments to the Company's By-Laws as follows:

        On April 25, 2002 the Board amended Section 2(a) of Article Third of the By-Laws to add the following sentence:

    "No Director shall continue to serve on the corporation's Board of Directors once he or she obtains the age of 72 years, excluding those Directors who have already reached the age of 72 years as of February 11, 1993."

The Board approved this amendment to formalize the 1993 Board vote taken with respect to mandatory retirement.

        On January 9, 2003 the Board amended Article Fourth of the By-Laws by deleting Sections 6 and 7 in their entirety and substituting the following in their place:

    Section 6. Chief Executive Officer. The Chief Executive Officer shall have the primary authority among the officers of the corporation for the conduct of the business and affairs of the corporation, subject always to the control and direction of the Board of Directors. It shall be the duty of the Chief Executive Officer and he or she shall have the power to see that all orders and resolutions of the Directors are carried into effect. The Chief Executive Officer, as soon as reasonably possible after the close of each fiscal year, shall submit to the Directors a report of the operations of the corporation for such year and a statement of its affairs and shall from time to time report to the Directors all matters within his or her knowledge which the interests of the corporation may require to be brought to its notice.

    Section 7. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and at all meetings of the Directors. The Chairman of the Board shall perform such other duties and have such other powers as the Directors may designate. The Chairman of the Board may also be the Chief Executive Officer of the corporation.

The Board approved this amendment to change the requirement that the Company's Chairman and Chief Executive Officer be the same person. The amendment was necessary to enable Mr. Oddleifson to assume the role of Chief Executive Officer of the Company on February 24, 2003 while Mr. Philipsen remains as Chairman.

        A complete copy of the By-Laws, as amended, in the manner described are attached as an Exhibit to the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 2002. Shareholders have the right to amend or repel By-Law changes approved by the Board.

XII.    Annual Report And Form 10-K

        A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2002, which includes the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 2002 (without attached exhibits), is being mailed with this Proxy Statement to all stockholders of the Company. The Form 10-K is not part of the proxy solicitation material.

                      By Order of the Board of Directors

                      Linda M. Campion
                       Clerk

Exhibit A

INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY
JOINT AUDIT COMMITTEE CHARTER
February 13, 2003

        The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

        The members of the Audit Committee shall meet the independence and experience requirements of applicable regulations. In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. The members of the Audit Committee shall be appointed by the Board.

        The Audit Committee has the authority to retain special legal, accounting, or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Audit Committee shall make regular reports to the Board.

        The Audit Committee shall:

  1.
  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  2.
  Review the annual audited financial statements with management, including any major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  3.
  Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative GAAP methods on the Company's financial statements.

  4.
  Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company's financial statements.

  5.
  Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the quarterly financial statements.

  6.
  Review major changes to the auditing and accounting principles and practices as suggested by the independent auditor, internal auditors, or management.

  7.
  Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

  8.
  Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

  9.
  Approve the fees to be paid to the independent auditor for audit services.

  10.
  Approve the retention of the independent auditor for any non-audit service.

  11.
  Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and consider whether the provision of non-audit services is compatible with maintaining the auditor's independence.

  12.
  Evaluate together with the Board, the performance of the independent auditor. If so determined by the Audit Committee, recommend that the Board replace the independent auditor.

  13.
  Periodically review and approve the Internal Audit Department Charter.

  14.
  Review the Internal Audit Department's Annual Audit Plan.

  15.
  Review the Appointment of the Chief Internal Auditor. Review the performance of the Chief Internal Auditor annually.

  16.
  Review the significant reports to management prepared by the internal auditing department and management's responses.

  17.
  Meet with the independent auditor to review and approve the engagement letter and audit fees.

  18.
  Review the quarterly Loan Review Reports completed by the outside loan review firm and management's responses.

  19.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  20.
  Review with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company's financial statements or accounting policies.

  21.
  Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the response to that letter. Such review should include:

  a.
  Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

  b.
  Any changes required in the planned scope of the internal audit.

  c.
  The internal audit department responsibilities, budget and staffing.

  23.
  Review the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the annual proxy statement.

  24.
  Monitor compliance with the Code of Ethics and Insider Trading Policy on a quarterly basis.

  25.
  Review with the General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

  26.
  Meet quarterly with the Chief Internal Auditor and the independent auditor in executive sessions.

  27.
  Review the Regulatory Examination Reports and management's response to ensure that management has taken appropriate actions.

  28.
  Review assessment of compliance with laws and regulations as presented by the Compliance Officer and ensure that management has taken appropriate actions.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

RECOMMENDED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY

DATE:	February 6, 2003	John H. Spurr, Jr. Chairman, Audit Committee Independent Bank Corp.
DATE:	February 6, 2003	Robert D. Sullivan Chairman, Audit Committee Rockland Trust Company

APPROVED BY THE BOARD OF DIRECTORS
INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY

DATE:	February 13, 2003	Douglas H. Philipsen Chairman, Board of Directors Independent Bank Corp.
DATE:	February 13, 2003	Douglas H. Philipsen Chairman, Board of Directors Rockland Trust Company

Independent Bank Corp. Annual Meeting of Shareholders Thursday, April 10, 2003 3:30 pm, local time At the Plimoth Plantation 137 Warren Avenue on Route 3A Plymouth, Massachusetts
THERE ARE THREE WAYS TO VOTE YOUR PROXY
INTERNET VOTING	TELEPHONE VOTING	VOTING BY MAIL

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen.You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on Wednesday, April 9, 2003.
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4017, 24 hours a day, 7 days a week.You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5:00 p.m. Eastern Time on Wednesday, April 9, 2003.
Simply mark, sign and date your Proxy Card and return it in the postage-paid envelope. Any mailed Proxy Card must be received prior to the vote at the meeting. If you are voting by telephone or the Internet, please do not mail your card.

COMPANY NUMBER	CONTROL NUMBER
PLEASE DETACH PROXY HERE
☒
Please mark your
votes as in this example.
1.	Reelection Of Class I Directors.	FOR all nominees	WITHHELD from all nominees	FOR all except
Whether to reelect (01) Richard S. Anderson, (02) Kevin J. Jones, (03) Richard H. Sgarzi, and (04) Thomas J. Teuten to serve as Class I directors. The Nominating Committee of the Independent Bank Corp. Board of Directors recommends that you vote "FOR ALL NOMINEES".		☐	☐	☐

NOTE: If you do not wish your shares voted "For" a particular nominee, Mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of any nominee(s) you do not wish to vote for. Your shares will be voted for the remaining nominee(s).
2.	To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any other adjournments thereof.

SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

☐	Mark here for address change.
Please be sure to sign and date this Proxy.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
	Date:	, 2003
SIGNATURE
SIGNATURE

PLEASE DETACH PROXY HERE

P R O X Y	INDEPENDENT BANK CORP. THIS PROXY IS SOLICITED BY THE INDEPENDENT BANK CORP. BOARD OF DIRECTORS
The undersigned stockholder, having received a Notice of Meeting and Proxy Statement of the Board of Directors dated February 25, 2003 (hereinafter the "Proxy Statement"), hereby appoint(s) Linda M. Campion and Tara M. Villanova, or any one or more of them, attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Independent Bank Corp. to be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A, Plymouth, Massachusetts on Thursday, April 10, 2003 at 3:30 p.m., local time, and any adjournment or adjournments thereof, and there to vote and act in regard to all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act in accordance with the instructions set forth below. Attendance at the Annual Meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall, prior to the voting of shares, give written notice to the Clerk of the Company of his or her intention to vote in person. If a fiduciary capacity is attributed to the undersigned, this proxy is signed in that capacity.

The undersigned hereby confer(s) upon Linda M.Campion and Tara M.Villanova, and each of them, discretionary authority to vote (a) on any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Annual Meeting, and (b) with respect to the selection of directors in the event any nominee for director is unable to stand for election due to death, incapacity, or other unforeseen emergency.
SEE REVERSE SIDE

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NOTICE OF ANNUAL STOCKHOLDERS MEETING
INDEPENDENT BANK CORP. PROXY STATEMENT TABLE OF CONTENTS
INDEPENDENT BANK CORP. PROXY STATEMENT
Total Return Performance